Exhibit 99.4

2005 ANNUAL MEETING OF SHAREHOLDERS

ALBEMARLE FIRST BANK

P.O. Box 7704

1265 Seminole Trail

Charlottesville, Virginia 22901

FORM OF REVOCABLE PROXY

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF

ALBEMARLE FIRST BANK

The undersigned shareholder(s) of Albemarle First Bank, a Virginia state banking corporation (“Albemarle”), hereby appoints James A. Fernald, III and R. Craig Wood, and each of them, with full power to act alone, as proxies, each with full power of substitution and revocation, to vote all shares of common stock of Albemarle that the undersigned is entitled to vote at the annual meeting of shareholders of Albemarle to be held on November 28, 2005, at 10:00 a.m., local time, at the Charlottesville Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia, and at any adjournments or postponements of the annual meeting, with all powers the undersigned would possess if personally present at the annual meeting, on the following:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization dated as of June 9, 2005, as amended, between Millennium Bankshares Corporation and Albemarle First Bank, the plan of merger attached as an exhibit to the reorganization agreement, and the transactions contemplated thereby.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	The election of four Class 1 directors to the Board of Directors of Albemarle First Bank to serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualify.

Nominees:

•	Frank D. Cox, Jr.

•	Charles W. Gross

•	John K. Taggart, III

•	R. Craig Wood

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instruction below)

Instruction

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and strike through that nominee’s name listed above.

3.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors of Albemarle First Bank recommends a vote “FOR” each of the above items.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting.

This proxy may be revoked by the undersigned at any time before it is exercised by (1) written notice to Lori M. Pedersen, Albemarle First Bank at the address listed above, (2) executing and delivering to Albemarle First Bank a later dated proxy prior to a vote being taken at the annual meeting or (3) attending the annual meeting and voting in person.

The undersigned hereby ratifies and confirms that all said proxies, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the annual meeting and the joint proxy statement/prospectus accompanying it. The undersigned hereby revokes all proxies given prior to this date for the 2005 Annual Meeting of Shareholders of Albemarle First Bank.

THE PROXY WILL BE VOTED AS SPECIFIED BY YOU ABOVE. IF NO SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED ABOVE.

Dated: , 2005

Signature

Signature (if held jointly)

Please date, sign exactly as name appears hereon and mail proxy card in the envelope provided as soon as possible. When shares are held by joint tenants, both must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.